                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                             (Amendment No.___ )(1)


                                U.S. VISION, INC.
                                (Name of Issuer)


                          Common Stock, Par Value $0.01
                         (Title of Class of Securities)


                                   90339M-10-4
                                 (CUSIP Number)

                                   ----------


--------------
         1. The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO.   90339M-10-4                13G                 Page 2 of 8 Pages
-----------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Constitution Partners I, L.P.
           25-1752129

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [X]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

--------------------------------------------------------------------------------
    NUMBER OF SHARES         5      SOLE VOTING POWER - 0
      BENEFICIALLY          ----------------------------------------------------
         OWNED               6      SHARED VOTING POWER - 737,254
          BY                ----------------------------------------------------
         EACH                7      SOLE DISPOSITIVE POWER - 0
       REPORTING            ----------------------------------------------------
      PERSON WITH            8      SHARED DISPOSITIVE POWER - 737,254
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           737,254 shares of the Issuer's $.01 par value common stock.
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           9.5%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON - PN
--------------------------------------------------------------------------------

CUSIP NO.   90339M-10-4                13G                 Page 3 of 8 Pages
-----------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           RKM Investment Company
           25-1752120

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [X]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

--------------------------------------------------------------------------------
    NUMBER OF SHARES         5      SOLE VOTING POWER - 0
      BENEFICIALLY          ----------------------------------------------------
         OWNED               6      SHARED VOTING POWER - 737,254
          BY                ----------------------------------------------------
         EACH                7      SOLE DISPOSITIVE POWER - 0
       REPORTING            ----------------------------------------------------
      PERSON WITH            8      SHARED DISPOSITIVE POWER - 737,254
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           737,254 shares of the Issuer's $.01 par value common stock.
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           9.5%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON - PN
--------------------------------------------------------------------------------

CUSIP NO.   90339M-10-4                13G                 Page 4 of 8 Pages
-----------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           M&M General Partnership
           25-1752128

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [X]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

--------------------------------------------------------------------------------
    NUMBER OF SHARES         5      SOLE VOTING POWER - 0
      BENEFICIALLY          ----------------------------------------------------
         OWNED               6      SHARED VOTING POWER - 737,254
          BY                ----------------------------------------------------
         EACH                7      SOLE DISPOSITIVE POWER - 0
       REPORTING            ----------------------------------------------------
      PERSON WITH            8      SHARED DISPOSITIVE POWER - 737,254
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           737,254 shares of the Issuer's $.01 par value common stock.
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           9.5%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON - PN
--------------------------------------------------------------------------------

CUSIP NO.   90339M-10-4                13G                 Page 5 of 8 Pages
-----------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Richard K. McDonald

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [X]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America

--------------------------------------------------------------------------------
    NUMBER OF SHARES         5      SOLE VOTING POWER - 0
      BENEFICIALLY          ----------------------------------------------------
         OWNED               6      SHARED VOTING POWER - 737,254
          BY                ----------------------------------------------------
         EACH                7      SOLE DISPOSITIVE POWER - 0
       REPORTING            ----------------------------------------------------
      PERSON WITH            8      SHARED DISPOSITIVE POWER - 737,254
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           737,254 shares of the Issuer's $.01 par value common stock.
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           9.5%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON - IN
--------------------------------------------------------------------------------

CUSIP NO. 90339M-10-4                     13G                 Page 6 of 8 Pages
---------------------


                       SECURITIES AND EXCHANGE COMMISSION
                                  SCHEDULE 13G

Item 1(a).        Name of Issuer:

                  U.S. Vision, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  1 Harmon Drive
                  Blackwood, NJ  08012

Item 2(a).        Name of Person Filing:

                  This statement is filed on behalf of: (a) Constitution Partners I, L.P., a Delaware limited partnership ("Constitution"); (b) RKM Investment Company, a Delaware general partnership ("RKM"); (c) M&M General Partnership, a Delaware general partnership ("M&M"); and Richard K. McDonald. Constitution, RKM, M&M and Richard K. McDonald are hereinafter referred to collectively as the "Reporting Persons." As of December 31, 1997, Constitution, M&M and Richard K. McDonald owned of record 487,228, 67,365 and 182,661 shares, respectively (the "Shares"), or 6.3%, 0.9% and 2.3%, respectively. The general partner of Constitution is RKM. Richard K. McDonald, a director of the Issuer, is the managing partner of RKM and M&M. By virtue of the fact that Mr. McDonald may be deemed to control both RKM and M&M, the Reporting Persons may be deemed to share voting power and the power to direct the disposition of the Shares. Mr. McDonald disclaims beneficial ownership of the Shares held by Constitution and M&M pursuant to Rule 13d-4.

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                  The business address of each of the persons filing is:

                  600 Grant Street
                  57th Floor, USX Tower
                  Pittsburgh, PA  15219

Item 2(c).        Citizenship:

                  Constitution Partners I, L.P. - Delaware
                  RKM Investment Company - Delaware
                  M&M General Partnership - Delaware
                  Richard K. McDonald - United States of America

CUSIP NO. 90339M-10-4                  13G                    Page 7 of 8 Pages
---------------------

Item 2(d).        Title of Class of Securities:

                  Common Stock, $0.01 par value

Item 2(e).        CUSIP Number.

                  90339M-10-4

Item 3. If this Statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  Not Applicable

Item 4. Ownership.

                  (a) Item 9 from each of pages 2 through 5 of this Schedule is incorporated by reference.
                  (b) Item 11 from each of pages 2 through 5 of this Schedule is incorporated by reference.
                  (c) Items 5-8 from each of pages 2 through 5 of this Schedule are incorporated by reference.

Item 5. Ownership of Five Percent or Less of a Class.

                  Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

                  Items 2(a) and 4 on pages 6 and 7 of this Schedule are incorporated by reference.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not Applicable

Item 8.  Identification and Classification of Members of the Group.

                  Items 2(a) and 4 on pages 6 and 7 of this Schedule are incorporated by reference.

Item 9.  Notice of Dissolution of Group.

                  Not Applicable

Item 10. Certification.

                  Not Applicable

CUSIP NO. 90339M-10-4                  13G                   Page 8 of 8 Pages
---------------------

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


Date:  February 5, 1998                 Constitution Partners I., L.P.
                                        By: RKM Investment Company,
                                            its general partner


                                            By: /s/ Richard K. McDonald
                                               -------------------------------
                                                Richard K. McDonald,
                                                Managing Partner

Date:  February 5, 1998                 RKM Investment Company


                                        By: /s/ Richard K. McDonald
                                            ----------------------------------
                                            Richard K. McDonald,
                                            Managing Partner


Date:  February 5, 1998                 M&M General Partnership


                                        By: /s/ Richard K. McDonald
                                            -----------------------------------
                                            Richard K. McDonald,
                                            Managing Partner


Date:  February 5, 1998                 /s/ Richard K. McDonald
                                        --------------------------------------
                                        Richard K. McDonald, Individually